Exhibit II

JOINT FILING AGREEMENT

-------------------------

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $.001 per share, of Dematco, Inc., a company incorporated in the State of Delaware, and that this Agreement may be included as an Exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 13th day of February, 2009.

CREDIT AGRICOLE CHEUVREUX

INTERNATIONAL LTD

/s/ Ian Peacock

Name: Ian Peacock

Title: Chief Executive Officer

CREDIT AGRICOLE CHEUVREUX

/s/ Bertrand Patillet

Name: Bertrand Patillet

Title: Executive Vice President

CALYON

/s/ Jean Cedelle

Name: Jean Cedelle

Title: Head of Compliance

CREDIT AGRICOLE S.A.

/s/ R. Wack

Name: R. Wack

Title: Deputy - Head of Group Compliance Credit Agricole S.A.